EXHIBIT 4.3

Talisman Energy Inc.

Performance Share Unit
Grant Agreement for U.S. Participants and
Eligible Employees of Talisman Energy Services Inc.

Talisman Energy Inc. (“Talisman”) has established the Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates effective April 1, 2009 (the “Plan”) under which Grants of performance share units (“PSUs”) may be made to Eligible Employees of Talisman and its Affiliates at the discretion of the Human Resources Committee (the “Committee”).

The Committee has authorized the issuance of PSUs under the Plan for certain Eligible Employees of Talisman and its Affiliates.

Pursuant to the Plan and in respect of services to be provided to Talisman Energy Services Inc. or Talisman by you, you have been granted the PSUs listed under the heading "Total PSUs" above, effective ____________, 20__ (the “Grant Date”).   Capitalized terms not defined herein shall have the meanings given to those terms in the Plan. The PSUs are granted to you subject to your acceptance of this Grant Agreement and the following terms:

1.	Grant of PSUs

1.1
The granting and vesting of the PSUs and the delivery to you of any Shares in respect of any Vested PSU (as defined in Section 2.1 of this Grant Agreement) are subject to the terms and conditions of this Grant Agreement including, without limitation, any schedule to this Grant Agreement, and the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Grant Agreement. In the event of a conflict between the terms and conditions of the Plan and this Grant Agreement, the terms of this Grant Agreement will prevail.

1.2	Neither the granting of PSUs nor the crediting of Dividend Equivalent PSUs entitles you to any benefits until the PSUs and Dividend Equivalent PSUs become Vested PSUs.

2.	Vesting of PSUs

2.1
Subject to the provisions of the Plan and the provisions of Section 4 of this Grant Agreement, provided you remain Employed throughout the Performance Period specified in Schedule A attached hereto, the PSUs and Dividend Equivalent PSUs subject to this Grant Agreement will become Vested PSUs on such date following the end of the Performance Period (the “Determination Date”) that the Committee: (A) determines the extent to which the conditions set out in Schedule A (the “Performance Conditions”) have been satisfied, or waives such Performance Conditions; and (B) specifies the number or proportion of PSUs that have become Vested PSUs.  The Determination Date will be as soon as administratively feasible following the last day of the Performance Period.

3.	Settlement of Awards

3.1
Vested PSUs shall be settled in Shares in accordance with the Plan in the first calendar year beginning after the last day of the Performance Period, and settlement will occur as soon as administratively feasible following the Determination Date.  Notwithstanding the foregoing, PSUs that become Vested PSUs as a result of a change in control as defined in Section 3.3 below will be settled on a date that is within 90 days following the date of such change in control, provided that the Eligible Employee shall have no ability to designate or influence the taxable year in which the payment/settlement will occur.  In no event will Vested PSUs be settled later than December

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31, 2014. The settlement of PSUs is subject to payment or other satisfaction of all related withholding obligations in accordance with Section 5.1 of this Grant Agreement.

3.2
With respect to the settlement of PSUs in Shares, Talisman, or an Affiliate, may enter into an arrangement with a financial institution or broker that is independent of Talisman and any Affiliates (the “Agent”) in accordance with Stock Exchange Rules and that is a member of the Stock Exchange, pursuant to which the Agent will purchase Shares on the open market on your behalf.  Talisman or the Affiliate will notify the Agent as to the number of Common Shares to be purchased by the Agent on your behalf on the basis of one Share for each Vested PSU, subject to provision for applicable taxes and other source deductions in accordance with Section 10.4 of the Plan.  As soon as practicable thereafter, the Agent shall purchase on the open market the number of Shares specified in the notice from Talisman Energy Services Inc.or Talisman and shall advise you, or your Beneficiary, as applicable, and Talisman Energy Services Inc. or Talisman, of (i) the aggregate purchase price of the Shares; (ii) the purchase price per Share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Share; (iii) the amount of any related brokerage commission; and (iv) the settlement date for the purchase of the Shares. On the settlement date in respect of the Shares purchased, following payment of the aggregate purchase price and related brokerage commission by Talisman or an Affiliate on your behalf, or on your Beneficiary’s behalf, as applicable, the Agent shall credit such Shares to an account with the Agent in your name, or your Beneficiary’s name, as applicable.  For greater clarity, and not withstanding Sections 7.1 and 7.2 of the Plan, in no event will you be a beneficiary of, nor will your right to payment with respect to your PSUs be funded out of, any Share Purchase Trust as contemplated by Section 7.1 of the Plan unless such trust is a U.S. situs trust meeting the requirements of a “rabbi trust” (as generally understood under U.S. federal income tax principles).

3.3
For purposes of this grant of PSUs, and not withstanding anything to the contrary in the Plan (including but not limited to Sections 1.3.7 and 6.9 of the Plan), a “change in control” is an event that meets the definition of Change in Control under Section 1.3.7 of the Plan, and that also constitutes a “change in the ownership,” a “change in effective control,” and/or a “change in the ownership of a substantial portion of the assets” as defined under U.S. Treasury Regulation § 1.409A-3(i)(5).

3.4
For greater certainty, PSUs and Dividend Equivalent PSUs which do not become Vested PSUs shall be forfeited by you, you will have no further right, title or interest in such PSUs and Dividend Equivalent PSUs and neither you nor your Beneficiary shall have any right to receive any Shares or payment, and no payment shall be made as compensation, damages, or otherwise, with respect to any PSUs or Dividend Equivalent PSUs that are forfeited or otherwise do not become Vested PSUs in accordance with the Plan and this Grant Agreement.

4.	Termination of Employment or Change in Conrol

4.1	Unless otherwise determined by the Committee:

4.1.1
        In the event your employment is terminated for Cause by Talisman Energy Services Inc., Talisman, or an Affiliate, as applicable at any time prior to the Settlement Date of your PSUs none of the PSUs set out above, nor any Dividend Equivalent PSUs in respect of such PSUs, shall vest, and all such PSUs and Dividend Equivalent PSUs shall be forfeited in accordance with Section 3.4 of this Grant Agreement.

4.1.2
        In the event you resign from your employment with Talisman Energy Services Inc., Talisman or an Affiliate, as applicable, prior to the end of the Performance Period, none of the PSUs set out above, nor any Dividend Equivalent PSUs in respect of such PSUs, shall vest, and all such PSUs and Dividend Equivalent PSUs shall be forfeited in accordance with Section 3.4 of this Grant Agreement.

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4.1.3
        In the event your employment is terminated without Cause by Talisman Energy Services Inc., Talisman or an Affiliate, as applicable, prior to the end of the Performance Period, the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs and Dividend Equivalent PSUs recorded in your PSU Account as at the date on which you cease to be Employed;

B	equals the total number of days between the first day of the Performance Period and the date on which you cease to be Employed (rounded up to the nearest whole number of days);

C	equals total number of days (rounded up to the nearest whole number of days) between the first day of the Performance Period and the date on which the Performance Period ends,

shall, subject to Section 4.1.7, be eligible to become Vested PSUs following the end of the Performance Period (on the Determination Date), subject to satisfaction or waiver by the Committee of the Performance Conditions relating to this Grant.

4.1.4
        In the event you cease to be Employed by reason of death prior to the end of the Performance Period, notwithstanding Section 2.1 but subject to Section 4.1.7, the number of PSUs and Dividend Equivalent PSUs that become Vested PSUs on the Determination Date shall be the number of PSUs that would have become Vested PSUs in accordance with Section 2.1 had you remained Employed until the end of the Performance Period.

4.1.5	In the event that you cease to be Employed by reason of Retirement prior to the end of the Performance Period, the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs and Dividend Equivalent PSUs recorded in your PSU Account as at the effective date of your Retirement;

B
equals the total number of days between the first day of the Performance Period and the Eligible Employee’s date of Retirement (rounded up to the nearest whole number of days) plus the lesser of 365 days and the number of days remaining in the Performance Period on such date of Retirement; and

C	equals the total number of days (rounded up to the nearest whole number of days) between the first day of the Performance Period and the date on which the Performance Period ends,

shall, subject to Section 4.1.7, be eligible to become Vested PSUs following the end of the Performance Period (on the Determination Date), subject to satisfaction or waiver by the Committee of the Performance Conditions relating to this Grant.

4.1.6
        In the event that Talisman disposes of all or substantially all of its ownership interest in an Affiliate or Talisman or an Affiliate disposes of all or substantially all of the assets of a business unit of Talisman or the Affiliate, as applicable, and, in connection with any such disposition, you cease to be Employed prior to the end of the Performance Period (other than in circumstances in which Section 4.1.1 applies), the number of PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

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A	equals the total number of PSUs and Dividend Equivalent PSUs recorded in your PSU Account at the date on which you cease to be Employed;

B	equals the total number of days between the first day of the Performance Period and the date on which you cease to be Employed (rounded up to the nearest whole number of days); and

C	equals total number of days (rounded up to the nearest whole number of days) between the first day of the Performance Period and the date on which the Performance Period ends,

shall, subject to Section 4.1.7, be eligible to become Vested PSUs following the end of the Performance Period (on the Determination Date), subject to satisfaction or waiver by the Committee of the Performance Conditions relating to this Grant.

4.1.7	In the event of a change in control as defined in Section 3.3 of this Grant Agreement prior to the end of the Performance Period:

(a)
the Committee shall determine the extent to which the Performance Conditions applicable to the PSUs granted to you under this Grant Agreement have been satisfied during the portion of the Performance Period completed prior to such change in control; and

(b)
if, having regard to the determination contemplated in paragraph (a) above, the Committee determines that the number of PSUs granted to you under this Grant Agreement that are eligible to become Vested PSUs in connection with the change in control exceeds the Target Award in respect of this Grant, PSUs in respect of this Grant and any Dividend Equivalent PSUs in respect of such PSUs recorded in your PSU Account as at the effective date of the change in control, increased by the appropriate multiplier under Schedule A, as determined by the Committee, shall become Vested PSUs effective at the time of the change in control;

(c)
if, having regard to the determination contemplated in paragraph (a) above, the Committee determines that the number of PSUs granted to you under this Grant Agreement that are eligible to become Vested PSUs in connection with the change in control does not exceed the Target Award in respect of this Grant, no less than such Target Award and any Dividend Equivalent PSUs in respect of such Target Award shall become Vested PSUs effective at the time of the change in control.

PSUs and Dividend Equivalent PSUs in respect hereof which vest pursuant to this Section 4.1.7 shall be settled as soon as practicable after the effective date of the change in control, but in all events by the 90th day following such change in control, provided that the Eligible Employee shall have no ability to designate or influence the taxable year in which the payment/settlement will occur.

5.	Tax

5.1
Talisman Energy Services Inc., Talisman, any Affiliate or the Trustee may withhold from any amount payable to you, either under this Grant Agreement or otherwise, such amount as may be necessary so as to ensure that Talisman Energy Services Inc., Talisman, Affiliate, or the Trustee, as the case may be, will be able to comply with the applicable provisions of Applicable Law relating to the withholding of tax or that any other required deductions are paid or otherwise satisfied, including withholding of the amount, if any, includable in your income.  Talisman Energy Services Inc., Talisman or any Affiliate, as applicable, and the Trustee shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts that become payable as a result of the settlement of PSUs by selling or requiring you to sell Shares which would otherwise be delivered or provided to you hereunder.  Talisman Energy Services Inc. or Talisman may require you, as a condition to the settlement of any Vested PSUs, to pay or

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reimburse, or to indemnify, Talisman Energy Services Inc., Talisman, an Affiliate or the Trustee for any such withholding or other required deduction of amounts related to the settlement of your Vested PSUs.

6.	Personal Information

6.1
You consent to the holding, processing and transferring of personal data provided by you to Talisman Energy Services Inc., Talisman, any Affiliate, the Trustee, the Agent or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records in respect of you; (ii) providing information to Talisman Energy Services Inc., Talisman, any Affiliate, their respective agents, the Trustee, the Agent or any third party service provider in respect of the Plan; (iii) providing information to future purchasers of Talisman Energy Services Inc., Talisman, any Affiliate or the business in which you work; and (iv) transferring information about you to a country or territory outside the United States that may not provide the same statutory protection for the information as the United States does.

7.	Binding Agreement

7.1	This Grant Agreement shall be binding upon you, your Beneficiary, the legal representatives of your estate and your heirs.

8.	Compliance with the Internal Revenue Code

8.1
To the extent that PSUs awarded hereunder may be subject to the provisions of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the provisions of the Plan and this Grant Agreement shall be administered, interpreted and construed in accordance with Section 409A, its accompanying regulations, and other guidance, so as to comply with Section 409A or an exception thereto.   Notwithstanding the foregoing, neither Talisman Energy Services Inc., Talisman, nor an Affiliate, nor any of the officers, directors, or agents of such entities, shall be obligated, directly or indirectly, to any person for any taxes, penalties, interest, or like amounts that may be imposed on account of any benefits under this Plan or on account of any failure to comply with Section 409A or any other provision of the Code.

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